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                                                                     EX-99.B16

              SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS
                         CONVERTIBLE SECURITIES FUND


1. Average Annual Total Return (As of November 30, 1996)

     P (1 + T)(n) = ERV

   Where:       P = a hypothetical initial payment of $1,000

                T = average annual total return

                N = number of years

              ERV = ending redeemable value at the end of the period

EXAMPLE:
 One Year

       P = $1,000

       T = +14.88%

       N = 1

     ERV = $1,148.76

 Five Years

       P = $1,000

       T = +13.05%

       N = 5

     ERV = $1,846.20

 Ten Years

       P = $1,000

       T = +9.73%

       N = 10

     ERV = $2,531.89

2. YIELD (30 Days Ended November 30, 1996)

               a - b
  YIELD = 2 [(------- + 1)(6) - 1]
               c x d


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  Where: a = dividends and interest paid during the period
         b = expense dollars during the period (net of reimbursements) c = the average daily number of shares outstanding during the period d = the maximum offering price per share on the last day of the period


EXAMPLE:
           a = $504,673.69
           b = $103,279.41
           c = $13,025,571.7093
           d = $13.07
       Yield = 2.85%